Exhibit 99

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Chief Financial Officer

(716) 888-3634

CTG REPORTS FIRST QUARTER EPS GROWTH OF 22%

ON 5% INCREASE IN REVENUE

2010 REVENUE AND EARNINGS GUIDANCE INCREASED

•	MIDPOINT OF NEW 2010 GUIDANCE RANGES INDICATE 34% EPS INCREASE AND 15% REVENUE GROWTH

•	2010 FIRST QUARTER REVENUE PER BILLING DAY INCREASED 11% FROM THE 2009 FOURTH QUARTER

•	OPERATING MARGIN EXPANDS 70 BASIS POINTS FROM 2009 FIRST QUARTER

•	HEALTHCARE BUSINESS 27% OF TOTAL REVENUE; ELECTRONIC MEDICAL RECORDS PROJECTS 11% OF TOTAL REVENUE

•	STRONG DEMAND DRIVES HEADCOUNT INCREASE OF 200 OR 7%

BUFFALO, N.Y. — April 27, 2010 — CTG (NASDAQ: CTGX), an international information technology (IT) solutions and services company, announced its financial results for the 2010 first quarter which ended on April 2, 2010. Increased client demand for external IT resources and new healthcare solutions projects were the primary drivers of CTG’s significant growth in revenue, margins, and earnings in the 2010 first quarter.

CTG reported 2010 first quarter revenue of $78.5 million, a 5% increase from 2009 first quarter revenue of $74.6 million and a 16% increase from 2009 fourth quarter revenue of $67.7 million. On a sequential basis, revenue per billing day increased by 11% from the 2009 fourth quarter. CTG’s operating income was $3.1 million, a 28% improvement from $2.4 million a year ago. The operating margin expanded by 70 basis points to 3.9% from 3.2% in the 2009 first quarter. Net income for the first quarter of 2010 was $1.8 million, 37% higher than 2009 first quarter net income of $1.3 million. On a per diluted share basis, net income was $0.11, a 22% increase from $0.09 in the 2009 first quarter.

“Our 2010 first quarter results were very favorable with revenue, margins, and earnings all increasing over last year,” said CTG Chairman and Chief Executive Officer James R. Boldt. “The strength of our current business, an increase in proposals for new electronic medical records (EMR) projects, and further growth in client demand for technical resources, is prompting us to increase our 2010 revenue and earnings guidance. At the end of the first quarter, we closed on a significant multi-year engagement for a large physician practice that includes an enterprise-wide electronic health records system implementation to meet the meaningful use criteria for receiving federal stimulus money. In addition, in the first quarter of 2010 one of the largest states notified us that we had been selected to perform state-wide planning for Health Information Exchanges. This award is funded by the American Recovery and Reinvestment Act of 2009 (“ARRA”) through the Office of the National Coordinator for Health Information Technology (‘ONC”). We also anticipate bidding on several new EMR opportunities in the second quarter of 2010.”

Mr. Boldt added, “Healthcare remains the market with the greatest opportunity for CTG to measurably increase our mix of higher margin solutions work. Healthcare revenue in the first quarter was 27% of total revenue in the quarter. Electronic medical records projects represented 11% of total revenue in the quarter, indicating the start of a favorable growth trend from 9% of total annual revenue in 2009. Reflecting our excellent reputation and track record as an EMR provider, CTG was recently cited in Information Week as one of the top three firms for healthcare organizations looking for help in implementing electronic medical records and other health IT investments.”

2010 First Quarter Review

Solutions revenue in the 2010 first quarter increased by $0.1 million to $25.1 million, and represented 32% of total revenue. Staffing revenue increased by $3.8 million to $53.4 million, or 68% of total revenue. European revenue was $16.6 million, or 21% of total revenue, in the 2010 first quarter, compared with $17.7 million, or 24% of total revenue, in the 2009 first quarter. Foreign currency exchange fluctuations had a $0.9 million favorable effect on revenue in the quarter. There were 65 billing days in the 2010 first quarter compared with 66 billing days in the 2009 first quarter.

Selling, general, and administrative (SG&A) expenses were $13.9 million, or 17.7% of revenue, compared with $14.3 million, or 19.2% of revenue, in the 2009 first quarter. The decline in SG&A as a percent of revenue reflects operating leverage from revenue growth and continued disciplined cost management.

CTG’s effective tax rate for the 2010 first quarter was 41% compared with 42% in the 2009 first quarter.

The Company used cash from operations of $5.0 million in the 2010 first quarter compared with cash used from operations of $0.4 million in the 2009 first quarter. At April 2, 2010, the Company had $4.2 million in cash compared with $7.9 million at the end of the 2009 first quarter. At the 2010 first quarter end, outstanding debt was $0.9 million compared with no debt a year earlier. CTG finances its working capital needs through a $35 million revolving credit agreement that is in place through April 2011.

Stock Repurchase Program

CTG repurchased 131,000 of its shares in the 2010 first quarter at an average price of $7.26 per share. In April 2010, the Company extended its 10b5-1 stock repurchase plan to facilitate the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. On April 20, 2010, approximately 400,000 shares were available under its current repurchase authorizations.

Stronger Outlook for 2010 Drives Increase in Revenue and Earnings Guidance

The Company is providing guidance for the 2010 second quarter. CTG expects its 2010 second quarter revenue to range from $78 million to $82 million, a 20% increase from 2009 at the midpoint of this range. The Company projects 2010 second quarter net income per diluted share of $0.11 to $0.13, a 33% increase from 2009 at the midpoint of this range. There are 64 billing days in the 2010 second quarter compared with 63 billing days in the 2009 second quarter.

Based on the strength of its current business and trends in its healthcare and staffing businesses, CTG has raised its 2010 revenue and earnings guidance. The Company is increasing the range of its 2010 revenue guidance from $301 million to $309 million to $314 million to $322 million, a 15% increase from 2009 at the midpoint of this range. The Company currently projects 2010 net income per diluted share of $0.47 to $0.55, a $0.01 increase from the initial range and a 34% increase from 2009 at the midpoint of the new range. A tax rate of approximately 41% is projected for 2010.

Mr. Boldt commented, “All indicators are that 2010 will be a very good year for CTG, reinforcing our forecast of a return to double-digit revenue and earnings growth. Consistent with a normal economic recovery cycle, in the 2010 first quarter our managed services staffing business continued to grow at the strong and steady pace that began in mid-2009. EMR proposal activity appears to be accelerating as credit is becoming more available to help healthcare providers implement the systems to meet the meaningful use criteria for receiving federal stimulus money. Additionally, the first portion of the $19 billion in federal stimulus funds allocated to EMRs has been released to help states advance EMR projects.

EMRs are an exceptionally large multi-year opportunity that is just beginning and is expected to drive healthcare IT spending for several years. As an industry leader in healthcare IT with substantial EMR expertise and experience, CTG is in a very strong position to capitalize on this opportunity. Additionally in the first quarter, we started work on the first engagement using our medical care management tool, and see this offering and our other medical informatics solutions having the potential to add significantly to our long-term profitability. Our strategy continues to be to focus our growth initiatives and solutions investments on healthcare offerings that generate higher margins than traditional solutions work. We are confident this strategy will produce significant gains in CTG’s revenue and earnings in the years ahead.”

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, energy, and technology services. As a leading provider of IT and business consulting solutions to the healthcare market, CTG offers hospitals, physician groups, and regional health information exchanges a full range of electronic medical record services. Additionally, CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by nearly 45 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG’s 3,100 IT professionals are based in an international network of offices in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2009 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call to discuss its financial results and business strategy on Wednesday April 28, 2010 at 10:00 AM Eastern Time. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-276-0010 between 9:45 AM and 9:50 AM, ask for the CTG conference call, and identify James Boldt as the conference chairperson. A replay of the call will be available between 12:00 p.m. Eastern Time April 28, 2010 and 11:00 p.m. Eastern Time May 1, 2010 by dialing 1-800-475-6701 and entering the conference ID number 121485.

A webcast of the call will also be available on CTG’s web site: http://www.ctg.com. You must have Windows Media Player or RealPlayer’s audio software on your computer to listen to the webcast. Both are available for downloading at no charge when accessing the webcast. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended
	April 2, 2010	April 3, 2009
Revenue	$78,489	$74,556
Direct costs	61,481	57,836
Selling, general and administrative expenses	13,919	14,313

Operating income	3,089	2,407
Other expense, net	(47)	(151)

Income before income taxes	3,042	2,256
Provision for income taxes	1,256	954

Net income	$1,786	$1,302

Net income per share:
Basic	$0.12	$0.09

Diluted	$0.11	$0.09

Weighted average shares outstanding:
Basic	14,722	14,943
Diluted	16,006	15,046

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	April 2, 2010	April 3, 2009		April 2, 2010	April 3, 2009
Current Assets:			Current Liabilities:
Cash and cash equivalents	$4,163	$7,891	Accounts payable	$5,652	$6,266
Accounts receivable, net	51,949	46,380	Accrued compensation	20,088	20,841
Other current assets	3,392	3,844	Other current liabilities	6,562	6,421

Total Current Assets	59,504	58,115	Total Current Liabilities	32,302	33,528
Property and equipment, net	8,284	7,118	Long-term debt	945	—
Goodwill	35,678	35,678	Other liabilities	9,456	8,864
Other assets	11,643	9,442	Shareholders’ equity	72,406	67,961

Total Assets	$115,109	$110,353	Total Liabilities and Shareholders’ Equity	$115,109	$110,353